Exhibit 10.1
Aptiv PLC Annual Incentive Plan

(As Amended and Restated Effective January 1, 2021)

The Aptiv PLC Annual Incentive Plan (the “Plan”) has been approved by the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Aptiv PLC (“Aptiv”). The terms of the Plan are as follows:

1.PURPOSE

The Plan is intended to attract, retain, motivate and reward individuals who contribute to the success of the business of Aptiv by providing them with the opportunity to earn annual incentive compensation under the Plan. The Plan is designed to drive execution of short-term priorities tied to long-term strategy and annual financial and other business objectives, and recognize and reward individuals upon the achievement of defined performance measures.

2.ELIGIBILITY

Employees who are in a role designated by the Committee are eligible to participate in the Plan. Employees eligible to participate in any other cash-based incentive compensation plan (such as a sales compensation plan) are not eligible to participate simultaneously in the Plan.

3.TARGET BONUS PERCENTAGE AND AMOUNT

Each Participant is assigned a target bonus percentage expressed as a percentage of Base Salary. The target bonus percentage is fixed for each Participant as of December 31st of the Performance Period, except as otherwise approved by the Committee.

A Participant’s target bonus amount is calculated by multiplying his or her target bonus percentage by his or her Base Salary. The target bonus amount for a new Participant will be prorated on a time-in-eligible position basis.

4.PERFORMANCE AWARDS

4.1    Establishment and Measurement of Awards.

(a)As of the beginning of each Performance Period, the Committee will establish performance measures and levels for Aptiv and for any of its Subsidiaries, segments, business or other organizational units, or for any specified portion or combination of the foregoing, as determined appropriate by the Committee, at which 100% of the award will be earned and a range (which need not be the same for all measures) within which greater and lesser percentages will be earned.

(b)In establishing these performance measures, the Committee may establish the specific goals based upon or relating to one or more specified criteria. If the

Committee determines that a change in the business, operations, corporate structure or capital structure of Aptiv or any of its businesses, or the manner in which Aptiv or any of its Subsidiaries or businesses conducts its business, or other events or circumstances render the performance measures unsuitable, the Committee may modify the performance measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate. Performance measures may vary from award to award, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

(c)The Committee may adjust the performance levels and goals for any Performance Period and shall have the authority to make such adjustments as it deems appropriate in recognition of unusual or non-recurring events affecting Aptiv or any of its businesses, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine to preserve the incentive features of the Plan.

(d)No award will be provided to any director of Aptiv who is not an Employee as of the Payout Date.

(e)If a Participant is promoted during the Performance Period, his or her target bonus percentage may be increased (either for purposes of the entire Performance Period or a pro-rated portion thereof) to reflect such Participant’s new responsibilities.

4.2    Determination and Payment.

(a)Except as otherwise provided in the Plan, the percentage of each target award to be distributed to a Participant will be determined by the Committee on the basis of the performance levels established for such award and the performance of the applicable business or specified portion thereof, as the case may be, during the Performance Period. Following determination of the final payout percentage, the Committee may, including upon the recommendation of the Chief Executive Officer of Aptiv (for all Participants other than the Chief Executive Officer), make adjustments to awards (including adjustments that result in a Participant receiving no payout) for officers to reflect individual performance or any other business factor during such period. Adjustments to awards (including adjustments that result in a Participant receiving no payout) to reflect individual performance or any other business factor for Participants who are not officers may be made by the Chief Executive Officer, other officer or such other committee or individual as determined by the Committee. The aggregate amount of all awards allocated to Participants for the Performance Period will remain the same regardless of any adjustments made to the individual awards for such Performance Period (including adjustments that result in a Participant receiving no payout due to, for example, that individual terminating employment before the Payout Date). Any earned award, as determined and adjusted, is herein referred to as a “final award.”

(b)Payment of any final award (or portion thereof) to a Participant is subject to the satisfaction of the conditions precedent that such Participant: (i) continue to render services as an Employee through the Payout Date unless waived by the Committee, (ii) refrain from engaging in any activity through the Payout Date which, in the opinion of the Committee, is competitive with any activity of Aptiv or any “Subsidiary” (except that employment at the request of Aptiv with an entity in which Aptiv has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, may not be considered to be an activity which is competitive with any activity of Aptiv or any Subsidiary) and from otherwise acting, either prior to or after termination of employment, in any manner inimical or in any way contrary to the best interests of Aptiv or any Subsidiary, and (iii) furnish to Aptiv such information with respect to the satisfaction of the foregoing conditions precedent as the Committee may reasonably request.

(c)Final awards will be paid as soon as practicable following the end of the related Performance Period but prior to March 15 of the following calendar year unless the Committee, in its sole discretion, provides for the deferral of a payout under a nonqualified deferred compensation plan or program maintained by Aptiv, subject to the terms and conditions of such plan or program.

(d)All payouts under the Plan shall be paid in cash, unrestricted or restricted ordinary shares of Aptiv (which will be provided under a shareholder-approved equity plan of Aptiv, subject to the terms and conditions of such plan), or a combination of the foregoing, as determined by the Committee.

Matters not contemplated above will be subject to interpretation by the Chief Human Resources Officer, except for matters related to officer pay.

5.TREATMENT OF AWARDS UPON TERMINATION OR CHANGE IN CONTROL

5.1    If a Participant is terminated or voluntarily resigns employment at any time prior to the Payout Date, except as otherwise determined by the Committee, no award will be paid to the Participant.

5.2    Upon death or a “Qualified Termination” of a Participant’s employment prior to the Payout Date, the target award afforded to such Participant with respect to such Performance Period will be reduced pro rata based on the number of days remaining in the Performance Period after the month of death or Qualified Termination, and is subject to further adjustment (including adjustments that result in a Participant receiving no payout) to reflect individual performance or any other business factor; provided further that such actions would not cause any payment to result in deferred compensation that is subject to the additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The final award for such Participant will be determined by the Committee, including upon the recommendation of the Chief Executive Officer (for all Participants other than the Chief Executive Officer), (i) on the basis of the performance levels established for such award (including the minimum performance level) and the performance level achieved through the end of the Performance Period and

(ii) in the discretion of the Committee, on the basis of individual performance or any other business factor during the period prior to death or Qualified Termination, and will be paid in accordance with paragraph 4.2(c). Additionally, upon death, the executor(s) or administrator(s) of the Participant’s estate, or such other person(s) as determined by a court of competent jurisdiction, may receive payment, in accordance with and subject to the provisions of this Plan, provided the executor(s), administrator(s), or other person supplies documentation satisfactory to Aptiv to so act. Upon making such determination, Aptiv is relieved of any further liability regarding any award to the deceased Participant, the Participant’s estate or any other Person.

5.3    A qualifying leave of absence, determined in accordance with procedures established by the Committee, will not be deemed to be a termination of employment, but, except as otherwise determined by the Committee, the Participant’s target award may, but shall not be required to, be reduced pro rata based on the number of days during which such person was on such leave of absence during the Performance Period; provided that such actions would not cause any payment to result in deferred compensation that is subject to the additional tax under Section 409A of the Code.

5.4    Upon the effective date of a “Change in Control”, all unpaid target awards provided under this Plan will be paid on a pro rata basis to Participants who are employed until the date of the Change in Control based on the greater of target award or actual performance during the applicable Performance Period up to the date of the Change in Control. The pro-rated award shall be paid as a single lump sum payment as soon as practicable following the date of the Change in Control, but prior to March 15 of the following calendar in which the Change in Control occurs.

5.5    The Committee will determine when any Participant will be deemed to have terminated employment for purposes of the Plan; provided that, with respect to any award subject to Section 409A of the Code, a termination of employment occurs when a Participant experiences a “separation from service” (as such term is defined under Section 409A of the Code).

6.ADMINISTRATION

6.1    Power and Authority of the Committee. The Plan shall be administered by the Committee, which may, in its sole discretion:

(a)Determine the “Performance Period”;

(b)Determine a Participant’s threshold, target and maximum bonus amount;

(c)Determine the performance levels at which different percentages of awards will be earned;

(d)Determine the collective amount for all payouts, including with respect to Participants who are officers of Aptiv;

(e)Delegate to the Chief Executive Officer or such other committee or individual as determined by the Committee responsibility for determining, within the limits established by the Committee, individual award targets for Participants who are not officers;

(f)Determine the selection of Employees for participation in the Plan and also decide any questions and settle any disputes or controversies that may arise with respect to the Plan.

(g)Vary from the provisions of the Plan in order to preserve its incentive features in the case of Participants not employed in the United States.

6.2    Plan Construction and Interpretation. The Committee or its delegate, as applicable, shall have full and exclusive power and authority to construe and interpret the Plan.

7.DEFINITIONS

7.1    “Base Salary” is a Participant’s annual rate of pay measured as of December 31st of each Performance Period, excluding all other pay elements (such as bonus payments and relocation allowances). For a Participant who becomes ineligible for the Plan during the Performance Period and is eligible for a pro-rated Bonus Award pursuant to the criteria specified above, Base Salary is the Participant’s annual rate of pay measured as of the last day he or she was eligible for the Plan.

7.2     “Bonus Award” is the amount of bonus granted to a Participant for a Performance Period as determined under the terms of the Plan.

7.3    “Change in Control” means (i) a direct or indirect change in ownership or control of Aptiv effected through one transaction or a series of related transactions within a 12-month period, whereby any “person” (as defined in Section 3(a)(9) of the United States Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder (the “Exchange Act”)), or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (in each case a “Person”) other than Aptiv or one of its affiliates or an employee benefit plan maintained by Aptiv, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Aptiv constituting more than 30% of the total combined voting power of Aptiv’s equity securities outstanding immediately after such acquisition; (ii) at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board; provided, however, that any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, shall be considered as though such individual were a member of the Board at the beginning of the period, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (iii) the consummation of a merger or consolidation of Aptiv or any of its Subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of Aptiv outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of Aptiv or such surviving entity or parent outstanding immediately after such merger or consolidation; or (iv) the consummation of any sale, lease, exchange or other transfer to any Person (other than an affiliate of Aptiv), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of assets of Aptiv and its Subsidiaries.

7.4    “Disability” means, with respect to any Participant, “Disability” as defined in such Participant’s employment agreement, if any, or if not so defined, (i) a permanent and total Disability that entitles the Participant to Disability income payments under any long-term Disability plan or policy provided by Aptiv or one of its Subsidiaries under which the Participant is covered, as such plan or policy is then in effect; (ii) if such Participant is not covered under a long-term Disability plan or policy provided by Aptiv or one of its Subsidiaries at such time for whatever reason, then a “permanent and total disability” as defined in Section 22(e)(3) of the Code and, in this case, the existence of any such Disability will be certified by a physician acceptable to Aptiv.

7.5    “Employee” means persons (i) who are employed by Aptiv, or any Subsidiary, including employees who are also directors of Aptiv or any such Subsidiary, or (ii) who accept (or previously have accepted) employment, at the request of Aptiv, with any entity that is not a Subsidiary but in which Aptiv has, directly or indirectly, a substantial ownership interest. To the extent determined by the Committee, the term “Employees” will include former employees and any executor(s), administrator(s), or other legal representatives of an employee’s estate.

7.6    “Participant” is an Employee who has been designated to participate in the Plan pursuant to paragraph 2 above.

7.7    “Payout Date” means the date the award is paid in accordance with Section 4.2(c) above.

7.8    “Performance Period” means that period established by the Committee during which the performance levels identified by the Committee shall be measured. Each Performance Period will be twelve (12) months or less.

7.9    “Qualified Termination” means termination due to Disability, or any other termination approved by the Committee.

7.10    “Subsidiary” means (i) a corporation of which Aptiv owns, directly or indirectly, capital stock having ordinary voting power to elect a majority of the board of directors of such corporation, (ii) any unincorporated entity of which Aptiv can exercise, directly or indirectly, comparable control, or (iii) any other entity which the Committee determines should be treated as a “subsidiary”.

8.MISCELLANEOUS

8.1    No Guarantee of Award or Employment. No Employee, Participant or other person shall have any claim to be afforded any award under the Plan, and there is no obligation for uniformity of treatment of Employees, Participants or holders or beneficiaries of awards under the Plan. The provision of an award under the Plan shall not be construed as giving an Employee the right to be retained in the employ of, or to continue to provide services to, Aptiv or any Subsidiary. Further, Aptiv or the applicable Subsidiary may at any time dismiss an Employee, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan.

8.2    Unpaid Claims. All final awards which have been awarded in accordance with the provisions of the Plan will be paid as soon as practicable following the end of the related Performance Period but prior to March 15 of the following calendar year. If Aptiv has any unpaid claim against a Participant arising out of or in connection with the Participant’s employment with Aptiv or its Subsidiaries, such claim may be offset against awards under the Plan. Such claim may include, but is not limited to, unpaid taxes or corporate business credit card charges.

8.3    State Law. This Plan and all determinations made and actions taken pursuant hereto will be governed by the laws of the State of New York, without giving effect to principles of conflict of laws, and construed accordingly.

8.4    Unsecured Obligations. All payments and distributions will be paid from the general assets of Aptiv.

8.5    Administration Expenses. The expenses of administering this Plan will be borne by Aptiv.

8.6    No Alienation. Except as otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, no target or final award is assignable or transferable and, during the lifetime of a Participant, any payment of any final award will only be made to the Participant.

8.7    Forfeiture and Recoupment. If Aptiv is required to prepare an accounting restatement due to the material noncompliance of Aptiv, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the United States Sarbanes-Oxley Act of 2002 (and not otherwise exempted), the Participant shall reimburse Aptiv the amount of any payment in settlement of any award under the Plan earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document not in compliance with such financial reporting requirement. Rights, payments and benefits under any award under the Plan shall be subject to repayment to or recoupment (clawback) by Aptiv in accordance with such policies and procedures as the Committee or the Board may adopt from time to time, including policies and procedures to implement applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

8.8    Tax Withholding. Aptiv shall be authorized to withhold from any payment due or transfer made under any award under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, ordinary shares of Aptiv, other awards, other property, net settlement or any combination thereof) of applicable withholding taxes due in respect of such award, or settlement or any payment or transfer under such award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or ordinary shares of Aptiv by the Participant) as may be necessary in the opinion of Aptiv to satisfy all obligations for the payment of such taxes.

8.9    Section 409A. With respect to awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. To the extent any award under the Plan would become subject to Section 409A of the Code, such award shall be provided in compliance with the requirements set forth in Section 409A of the Code and any binding regulations or guidance promulgated thereunder. If any provision of the Plan or any term or condition of any award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. If an amount payable under an award as a result of the Participant’s termination of employment (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s termination of employment, except as permitted under Section 409A of the Code. If an award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed, and in no event shall Aptiv be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with or treatment as deferred compensation under Section 409A of the Code.

8.10    Employee Retirement Income Security Act. Because the Plan does not provide welfare benefits and does not provide for the deferral of compensation to termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

8.11    Personal Information. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to Aptiv or any Subsidiary, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to Aptiv, Subsidiaries, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; (iii) providing information to future purchasers or merger partners of Aptiv or any Subsidiary, or the business in which the Participant works; and (iv) transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

8.12    Administrator Authority. Any person who accepts any award hereunder agrees to accept as final, conclusive, and binding all determinations of the Committee and the Aptiv officers.

9.PLAN AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

The Committee may, at any time, amend, modify, suspend, or terminate this Plan provided that no such action shall (a) materially adversely affect the rights of a Participant with respect to outstanding target awards or final awards under the Plan without the consent of the affected Participant, except to the extent any such amendment, modification, suspension or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (b) render any director of Aptiv who is not an Employee as of the Payout Date eligible to receive a target award.